Exhibit 99.1

FOR IMMEDIATE RELEASE

	CONTACT:	Timothy C. Delmore
January 24, 2007		Chief Financial Officer
218/681-9868

Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1754

ARCTIC CAT REPORTS FISCAL 2007 THIRD-QUARTER RESULTS

Company reports increased quarterly earnings and EPS

THIEF RIVER FALLS, Minn., Jan. 24 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales grew to $228.1 million for the fiscal 2007 third quarter ended December 31, 2006, compared to $195.3 million in the same period last year. Net earnings for the quarter increased to $8.2 million, or $0.43 per diluted share, including $0.02 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R). Fiscal 2007 third-quarter earnings also include an income tax benefit of $0.03 per diluted share. The company reported net earnings in the prior-year quarter of $4.7 million, or $0.24 per diluted share, which did not include the non-cash expense of stock options.

“Contributing to record sales and increased earnings for the third quarter were anticipated higher snowmobile sales and continued strong demand for our Prowler utility ATV,” said Christopher A. Twomey, chairman and chief executive officer. “Although we expect to post sales gains across all of our product lines this fiscal year, and will report our seventh consecutive year of record sales, challenging market conditions for our snow-related products could impact our full-year profitability.”

For the nine-month period, net sales rose to $609.9 million compared to $579.5 million in the same period last year. Net earnings were $23.6 million, or $1.22 per diluted share, versus net earnings of $24.3 million, or $1.22 per diluted share, in the nine-month period last year. The fiscal 2007 year-to-date earnings include $0.05 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R).

During the third quarter, the company repurchased approximately 915,000 shares under its stock repurchase program, comprised of 300,000 shares of common stock and 615,000 shares of class B common stock from Suzuki Motor Corporation. As a result of the buyback, Suzuki owns 33 percent, or 6.1 million shares, of Arctic Cat’s common stock.  The company has

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approximately $10.8 million, or 612,000 shares, remaining under its board-authorized repurchase program.

Product Line Results

Sales of Arctic Cat’s snowmobiles totaled $106.4 million in the 2007 third quarter versus sales of $74.5 million in the same period last year. Contributing to the increase was the previously disclosed shift of Arctic Cat’s extensive new model snowmobile production, and related revenue and earnings, into the company’s fiscal 2007 second and third quarters. The company’s year-to-date snowmobile sales totaled $248.8 million compared to $238.0 million in the prior-year period.

Sales of Arctic Cat’s ATVs totaled $91.8 million, up 1 percent compared to $90.8 million in the prior-year third quarter. Year-to-date ATV sales grew 7 percent to $285.8 million versus $268.1 million in the first nine months of last fiscal year. Arctic Cat’s Prowler UTV continued to be a strong contributor to the company’s ATV business during the third quarter and first nine months.

“We are very pleased with the success of the Prowler UTV, which is our first entry into the growing UTV segment,” said Twomey. The Prowler UTV was recently named as the “Best UTV in its Class” by All-Terrain Vehicle Magazine for its sporty performance, innovative features, style and functionality.

Parts, garments and accessories (PG&A) sales totaled $29.9 million compared to $30.0 million in the prior-year third quarter. Nine-month PG&A sales grew 2 percent to $75.3 million versus $73.4 million in the year-ago period, primarily fueled by increased ATV parts and accessories sales.

Outlook

Arctic Cat anticipates fiscal 2007 fourth-quarter net sales for the period ending March 31, 2007, to range between $150 million and $170 million, compared to $153.3 million for the same period last year. The net loss in the fourth quarter is estimated to be between $0.07 and $0.15 per diluted share, including an estimated $0.02 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R). The company reported a net loss of $0.03 per diluted share in the prior-year quarter, which did not include the non-cash expense of stock options.

For the current fiscal year ending March 31, 2007, Arctic Cat continues to anticipate reporting record sales. Net sales are estimated to grow 4 percent to 6 percent and be in the range of $760 million to $780 million. However, a sluggish industrywide retail environment for snow-related products could generate lower PG&A sales and require higher sales incentives on snowmobiles than planned. As a result, Arctic Cat’s full-year diluted earnings per share are now anticipated to be in the range of $1.07 to $1.15, including approximately $0.06 to $0.07 per diluted share for the impact of adopting SFAS 123(R). In fiscal 2006, the company reported full-year net sales of $732.8 million and diluted earnings per share of $1.20, which did not include the non-cash expense of stock options.

Conference Call

Arctic Cat will host a conference call to discuss the third-quarter results today at 10:30 a.m. CT (11:30 a.m. ET). A live webcast and replay of this call will be available on the corporate section of the company’s website at www.arcticcat.com. A telephone replay also will be available until Wednesday, January 31. To access the telephone replay, dial (800) 405-2236, passcode 11082135.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The

Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net Sales	$228,114	$195,301	$609,857	$579,495
Cost of Goods Sold	188,335	159,229	494,188	466,061
Gross Profit	39,779	36,072	115,669	113,434
Selling, General and Administrative Expenses	28,917	29,754	81,534	78,512
Operating Profit	10,862	6,318	34,135	34,922
Other Income (Expense)
Interest Income	289	553	616	974
Interest Expense	—	—	(1,026)	(105)
	289	553	(410)	869

Earnings Before Income Taxes	11,151	6,871	33,725	35,791
Income Taxes	2,970	2,198	10,100	11,453
Net Earnings	$8,181	$4,673	$23,625	$24,338
Net Earnings Per Share
Basic	$0.43	$0.24	$1.23	$1.23
Diluted	$0.43	$0.24	$1.22	$1.22

Weighted Average Shares
Outstanding:
Basic	19,042	19,378	19,252	19,722
Diluted	19,124	19,520	19,349	19,893

	December 31,
Selected Balance Sheet Data:	2006	2005
Cash and Short-term Investments	$51,631	$63,717
Accounts Receivable, net	47,335	47,141
Inventories	131,349	103,266
Total Assets	335,029	314,753
Current Liabilities	128,765	112,034
Long-term Debt	0	0
Shareholders’ Equity	194,382	188,974

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
Product Line Data:	2006	2005	Change	2006	2005	Change
Snowmobiles	$106,352	$74,519	43%	$248,794	$237,973	5%
All-terrain Vehicles	91,823	90,806	1%	285,798	268,075	7%
Parts, Garments & Accessories	29,939	29,976	0%	75,265	73,447	2%
Total Sales	$228,114	$195,301	17%	$609,857	$579,495	5%

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